SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         STANLEY FURNITURE COMPANY, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                         Stanley Furniture Company, Inc.
                          1641 Fairystone Park Highway
                           Stanleytown, Virginia 24168



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To be held April 24, 1997

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Stanley Furniture Company, Inc. (the "Company") will be held at the Company's corporate headquarters, 1641 Fairystone Park Highway, Stanleytown, Virginia, on Thursday, April 24, 1997, at 11:00 A.M., for the following purposes:

     1. To elect two directors to serve a three-year term on the Company's Board of Directors;

     2. To elect one director to serve a two-year term on the Company's Board of Directors;

     3. To ratify the selection of Coopers & Lybrand L.L.P. as the independent public accountants for the Company for 1997; and

     4. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The stockholders of record of the Company's common stock at the close of business on February 28, 1997 are entitled to notice of and to vote at this Annual Meeting or any adjournment thereof.

         Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a stockholder may be revoked by that stockholder at any time prior to the voting of the proxy.

                                 By Order of the Board of Directors,

                                 Douglas I. Payne
                                 Secretary

March 11, 1997

                         Stanley Furniture Company, Inc.

                          1641 Fairystone Park Highway
                           Stanleytown, Virginia 24168

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 24, 1997


         The enclosed proxy is solicited by and on behalf of the Board of Directors of Stanley Furniture Company, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, April 24, 1997, at 11:00 A.M., at the Company's corporate headquarters, 1641 Fairystone Park Highway, Stanleytown, Virginia, and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about March 11, 1997 to all holders of record of the Company's common stock, $.02 par value (the "Common Stock") on February 28, 1997. Shares of the Common Stock represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by the stockholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

         The cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.


                                  VOTING RIGHTS

         On February 28, 1997 there were 4,586,818 shares of Common Stock outstanding and entitled to vote. Voting rights of the Common Stock are noncumulative, so that holders of a majority of the outstanding shares represented at the meeting can elect all of the directors to be elected at the meeting.


                              ELECTION OF DIRECTORS

         The Board of Directors of the Company presently consists of four directors who are divided into three classes with staggered terms. The term of Messrs. David V. Harkins and Albert L. Prillaman expires at the time of the 1997 Annual Meeting of Stockholders. The Company proposes the reelection of Messrs. Harkins and Prillaman for a three-year term expiring at the time of the 2000 Annual Meeting.

         The Board of Directors has expanded the Board to include one new directorship and proposes that T. Scott McIlhenny, Jr. be elected to fill this position to serve as director for a two-year term expiring at the time of the 1999 Annual Meeting.

         The shares represented by proxies will be voted as specified by the stockholder. If the stockholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any nominee named below will be unable or unwilling to serve.

Nominee for Election for Three-Year Term Ending 2000

         David V. Harkins, 56, has been a Director of the Company since September 1988. Mr. Harkins is a Senior Managing Director of the Thomas H. Lee Company (the "Lee Company"), a sole proprietorship engaged in acquiring or making controlling investments in established operating companies. Mr. Harkins is also Senior Vice President and a Trustee of Thomas H. Lee Advisors I, Inc., a Massachusetts business trust ("THL Advisors I") which is responsible for the identification of investments made by the Lee Fund. Mr. Harkins is also a Senior Vice President of T. H. Lee Mezzanine II ("Mezzanine II"), which is the general partner of Thomas H. Lee Advisors II, L.P., a Delaware limited partnership ("THL Advisors II"), which is responsible for the identification of investments made by the ML-Lee Acquisition Fund II, L.P. and the ML-Lee Acquisition Fund II (Retirement Accounts), L.P., both Delaware limited partnerships (together the "Lee Fund II"). THL Advisors I and THL Advisors II also perform managerial functions for the Lee Fund and Lee Fund II, respectively, of the type usually carried out by an investment advisor to a business development company. Mr. Harkins is chairman of National Dentex Corporation and also a director of First Alert, Inc. and Homeside, Inc.

         Albert L. Prillaman, 51, has been a Director of the Company since March 1986, Chief Executive Officer and President of the Company since December 1985 and Chairman of the Board of Directors since September 1988. Prior thereto, Mr. Prillaman had served as a Vice President of the Company and President of the Stanley Furniture division of the Company's predecessor since 1983, and in various executive and other capacities with the Stanley Furniture division of the predecessors of the Company since 1969. Mr. Prillaman is a director of MainStreet BankGroup Incorporated.

Nominee for Election for Two-Year Term Ending 1999

         T. Scott McIlhenny, Jr., 49, has been Executive Vice President of The Village Companies of Chapel Hill, Inc., a media and communications company, since October 1996. From 1995 to October 1996 Mr. McIlhenny served as managing principal of Red Rock Terrace Investment Partners. From 1988 to 1995, Mr.
McIlhenny served in various capacities with Cahners Publishing Company ("Cahners"), including Group Vice President and General Manager for Cahners Business Newspapers. From 1981 to 1988, Mr. McIlhenny served in various capacities with Communications/Today, LTD. (acquired by Cahners in 1988), the publisher of Furniture/Today, including Senior Vice President, Group Publisher.

Directors whose terms do not expire this year

         C. Hunter Boll, 41, has been a Director of the Company since September 1988, and his present term will expire in 1999. Mr. Boll is a Managing Director of the Lee Company. Mr. Boll is also Vice President of THL Advisors I and Mezzanine II. From 1984 to 1986, Mr. Boll was a consultant with The Boston Consulting Group, which renders general business consulting services. Mr. Boll is a director of Petco Animal Supplies, Inc.

         Edward J. Mack, 81, has been a Director of the Company since January 17, 1989, and his present term will expire in 1998. From 1948 to 1981 Mr. Mack served in various capacities with Burlington Industries, Inc., including director and Executive Vice President with responsibility for Burlington's furniture operations. He has been an independent consultant, primarily with Burlington Industries, Inc., and President of Global Business Services, LTD, an international trading company, for more than five years.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         The Company has an Audit Committee, presently consisting of Messrs. Harkins, Boll and Mack, which is charged with evaluating accounting and control procedures and practices of the Company and reporting on such to the Board of

Directors. The Audit Committee also serves as direct liaison with the Company's independent public accountants and recommends the selection or discharge of such accountants. The Audit Committee met once in 1996.

         The Company has a Compensation Committee, presently consisting of Messrs. Harkins, Boll and Mack, which makes recommendations concerning salaries and incentive compensation for officers and employees of the Company. The Compensation Committee also administers the Company's 1992 and 1994 Stock Option Plans and has authority to grant options under such plans to officers and key employees, as designated by the Compensation Committee, and to determine the terms of such options in accordance with such plans. The Compensation Committee also administers the Company's Executive Loan Plan. The Compensation Committee met three times during 1996.

         The full Board of Directors met five times during 1996. Each incumbent director, attended or acted upon at least 75% of the total 1996 board meetings and committee meetings held during periods that he was a member of the Board or such committees.

         Mr. Mack receives compensation for serving as a Director at the rate of $15,000 per year. None of the other directors received any separate compensation for serving in that capacity during 1996.

NOMINATIONS FOR DIRECTOR

         The Company's Bylaws provide that a stockholder entitled to vote in the election of directors may nominate one or more persons for election as a director only if advance written notice is given. Written notice of such stockholder's intent to make such nomination must be received by the Secretary of the Company or deposited in the U.S. mail, postage prepaid, to the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's Annual Meeting. Any stockholder wishing to nominate one or more persons as director must submit the following information in writing: (i) the name and address of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which any nomination is to be made by the stockholder; (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (v) the consent of each proposed nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

         By requiring advance notice of stockholder nominations, this Bylaw affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. The Bylaw does not give the Board of Directors any power to approve or disapprove a stockholder's nomination for election of directors. However, it may have the effect of precluding a contest for the election if its procedures are not followed, and therefore may discourage or deter a stockholder from conducting a solicitation of proxies to elect such stockholder's own slate of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of the Forms 3, 4 and 5 received by it, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that all executive officers, directors and 10% stockholders complied with such filing requirements, except that (i) Joe G. Bost, Vice President - Product Development and Merchandising - Upholstery, filed a late report with respect to one sale transaction and (ii) Edward J. Mack, Director, failed to file a Form 4 with respect to two purchase transactions occurring during one month. A corrective filing has been made by Mr. Mack.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

         The following table sets forth, for the years ended December 31, 1996, 1995 and 1994, the annual and long-term compensation for services in all capacities to the Company of those persons who at December 31, 1996 were the Company's Chief Executive Officer and the next four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 for the year ended December 31, 1996 (collectively, the "Named Executive Officers").


                                                           SUMMARY COMPENSATION TABLE


                                            Annual Compensation
                               ------------------------------------------------       Long-Term
                                                                                     Compensation
                                                                                     ------------
        Name and                                                                      Securities
       Principal                                                   Other Annual       Underlying       All Other
        Position               Year       Salary         Bonus     Compensation       Options (#)    Compensation(1)
        --------               ----       ------         -----     ------------       -----------    ---------------
ALBERT L. PRILLAMAN            1996      $310,000       $298,000    $319,514(2)             ---          $25,406
Chairman, Chief Executive      1995       310,000         94,990     169,646(2)             ---           22,331
Officer and President          1994       310,000        190,558     110,887(2)         213,827           22,261

C. WILLIAM CUBBERLEY, JR.      1996      $205,008       $143,000         $1,412             ---            3,000
Senior Vice President -        1995       195,000         44,814          1,426          15,000              ---
Sales and Marketing            1994       195,000         85,619          1,437          40,000              ---

BOBBY I. HODGES                1996      $160,008        $85,000         $3,408             ---            3,000
Senior Vice President -        1995       149,100         19,151          2,908          15,000              ---
Manufacturing                  1994       142,680         43,907          2,480          38,294              ---

DOUGLAS I. PAYNE
Senior Vice President -        1996      $136,008        $70,000           $173          10,000            2,939
Finance and Administration,    1995       126,000         13,406            218          15,000              ---
Treasurer and Secretary        1994       120,000         30,735            257          22,115              ---

WILLIAM A. SIBBICK
Vice President - Product
Development and                1996      $136,008        $57,500           $479             ---            2,939
Merchandising - Dining Room    1995       126,000         13,406            414          12,500              ---
and Occasional                 1994       110,004         30,735            359          17,500              ---

------------
(1) All Other Compensation listed for Mr. Prillaman reflects premiums paid by the Company in connection with the split-dollar life insurance agreement maintained with Mr. Prillaman. The 1995 and 1994 amounts also include premiums paid on a term life insurance policy for Mr. Prillaman. The 1996 amounts include employer contributions to the Company's 401(k) Plan of $3,000 for each of Messrs. Prillaman, Cubberley and Hodges and $2,939 for each of Messrs. Payne and Sibbick.

(2) Includes forgiveness of interest and principal, and payroll taxes paid by the Company, with respect to the loan under the Executive Loan Plan for Mr. Prillaman of $302,704, $156,049 and $98,517 for 1996, 1995 and
         1994,   respectively.    See   "Certain   Relationships   and   Related
         Transactions".

Option Grant Table

         The following table sets forth information concerning all of the individual grants of stock options made during the year ended December 31, 1996 to the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                 Individual Grants                                        Potential Realizable
-------------------------------------------------------------------------------------   Value at Assumed Annual
                                                                                          Rates of Stock Price
                                                                                               Appreciation
                                                                                             For Option Term
                             Number of          % of Total                                   ---------------
                            Securities       Options Granted    Exercise
                        Underlying Options   to Employees in   Price per   Expiration
         Name               Granted(1)         Fiscal Year      Share(1)      Date         5% ($)        10% ($)
         ----               ----------         -----------      --------   ----------      ------        -------
Douglas I. Payne              10,000              50.0%          $16.38     12/11/06      $102,900      $260,900

------------
(1) Grant vests and becomes exercisable to the extent of 20% of the shares granted as of June 12, 1997 and as of December 31 of each year from 1997 through 2000.


Option Value Table

         The following table sets forth information concerning the year-end number and value of unexercised options for each of the Named Executive Officers.

                           1996 YEAR END OPTION VALUES


                                          Number of Securities Underlying         Value of Unexercised In-the-Money
                                               Unexercised Options                Options at Fiscal Year End ($)(1)
                                              at Fiscal Year End (#)
                                         ----------------------------------       --------------------------------
        Name                             Exercisable          Unexercisable       Exercisable        Unexercisable
                                         -----------          -------------       -----------        -------------
Albert L. Prillaman                        154,679                85,531           $1,567,032           $844,619
C. William Cubberley, Jr.                   32,998                25,000              337,852            258,125
Bobby I. Hodges                             32,705                24,318              336,059            251,390
Douglas I. Payne                            20,497                27,846              211,750            222,479
William A. Sibbick                          16,003                14,500              165,034            152,563

-----------
(1) In-the-Money Options are those for which the 1996 year-end fair market value of the underlying shares of Common Stock (as determined by the closing price on The Nasdaq Stock Market) exceeds the exercise price of the option.

      Employment Agreements. Mr. Prillaman has an employment agreement with the Company that provides that he has the duties of President, Chief Executive Officer and Chairman of the Board of Directors of the Company at a base salary of at least $275,000 per year, subject to annual upward adjustment by the Board. Mr. Prillaman is also entitled to a graduated bonus amount up to a maximum of 80% of his then current base salary, contingent upon the achievement of certain threshold profit objectives to be determined by the Board at the beginning of each fiscal year. The agreement is automatically extended for an additional one year term at the end of each year unless either party to the agreement gives notice on or before November 1 of any year that the agreement will not be extended. In the event of such notice, employment terminates as of December 31 of the year in which such notice is given and Mr. Prillaman is entitled to severance pay during the two years following termination in an amount equal to his base salary plus the average of bonuses paid for the three fiscal years preceding the year in which notice of termination is given. Mr. Prillaman is entitled to receive the total severance pay in a single payment in the event a change in control (as defined in the agreement) occurs. During the two years after such a change of control, Mr. Prillaman is entitled to terminate his employment with the Company and receive such severance pay in a single payment. The agreement provides that Mr. Prillaman will not compete with the Company for two years after termination of the employment agreement, except that this non-competition covenant does not apply if: (i) Mr. Prillaman terminates his employment within two years after a change of control or (ii) Mr. Prillaman voluntarily terminates his employment and the Company does not elect to pay severance to Mr. Prillaman.

      In addition, the Company has entered into an employment agreement with C. William Cubberley, Jr., Senior Vice President-Sales and Marketing of the Company, on similar terms as discussed above with respect to Mr. Prillaman, except that Mr. Cubberley serves as a Senior Vice President, his base salary is at least $170,000, and he is entitled to receive a graduated bonus amount up to a maximum of 60% of his base salary in effect from time to time.

      In addition, the Company has entered into an employment agreement with Douglas I. Payne, Senior Vice President Finance and Administration, Treasurer and Secretary of the Company, on similar terms as those discussed above with respect to Mr. Prillaman, except that Mr. Payne serves as Senior Vice President
- Finance and Administration, Treasurer and Secretary, his base salary is at least $136,000, and he is entitled to receive a potential annual bonus of $50,000, subject to upward adjustment.

      In connection with the employment agreement with Mr. Prillaman, the Company has entered into a split-dollar life insurance agreement under which the Company has agreed to pay premiums with respect to a life insurance policy for Mr. Prillaman until the cash surrender value of the policy and all paid up additions are sufficient to repay the Company all premiums and other amounts paid by it and to maintain the policy's death benefit at a level no less than the policy's initial face amount without further premium payments. At such time, Mr. Prillaman is obligated to repay such premiums to the Company. Mr. Prillaman has executed a collateral assignment of his policy in favor of the Company to secure repayment to the Company of the premiums paid on such policy. The initial face amount of the policy for Mr. Prillaman is $1 million. During the year ended December 31, 1996 the Company paid $21,316, in premiums for the policy of Mr. Prillaman.

      Defined Benefit Pension Plans. The Company maintains a qualified defined benefit pension plan for all its eligible employees, The Stanley Retirement Plan, and also maintains a nonqualified, unfunded supplemental retirement plan for certain of its employees. Effective on December 31, 1995, future benefit accruals under both plans were curtailed. Although participants continue their participation in both plans, additional benefits do not accrue. The accrued monthly benefit under The Stanley Retirement Plan, assuming retirement at age 65, for each of the Named Executive Officers through December 31, 1995, was:
Albert L. Prillaman, $5,244; C. William Cubberley, Jr., $1,598; Bobby I. Hodges, $3,787; Douglas I. Payne, $993; and William A. Sibbick, $515. The accrued monthly benefit under the supplemental retirement plan, assuming retirement at age 65, for each of the Named Executive Officers through December 31, 1995, was:
Albert L. Prillaman, $8,838; C. William Cubberley, Jr., $1,145; Bobby I. Hodges, $1,857; Douglas I. Payne, $591; and William A.
Sibbick, $0.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

Executive Compensation Philosophy

      Under the supervision of the Committee, the Company has developed and implemented executive compensation policies, plans, and programs which seek to enhance the profitability and value of the Company. The primary objective is to align closely the financial interests of the Company's executives with those of its stockholders. The Committee believes that equity ownership by management is beneficial in conforming management and stockholder interests in the enhancement of stockholder value.

      The Committee's philosophy is to integrate management pay with the achievement of both annual and long-term financial performance goals. The compensation package for each officer is designed to recognize individual initiative and achievement. In establishing compensation, the Committee incorporates a number of factors to promote both long and short-term performance of the Company. These factors include earnings, market share growth, cost control efforts, balance sheet strength and organizational developments. The compensation for individual executives is based on both corporate and personal goals, with varying weight being given to individual factors for particular executives. The Committee does not make compensation comparisons with the companies that are used for the performance graph that follows this report.

      The Committee believes that the Company's overall executive compensation package should enable the Company to obtain and retain the services of top executives. The Company operates with a small team of top executives who are given significant and extensive responsibilities. These executives' duties encompass both overall strategic policy of the Company and direct, day-to-day activity in sales, customer communications, product development, marketing, manufacturing and other similar activities. The compensation package is intended to reflect these broad responsibilities.

      The compensation currently paid by the Company is not subject to certain Internal Revenue Code provisions that may limit the income tax deductibility of certain forms of compensation paid to its Named Executive Officers in excess of $1 million per year. These provisions allow full deductibility of certain types of performance-based compensation. In connection with changes in 1996 to the Company's stock loan agreement with Mr. Prillaman, the agreement was modified to preserve the Company's tax deduction in relation to compensation that may be generated under that agreement. If these limitations should become of broader applicability to the Company in the future, the Committee will consider other modifications to the Company's compensation practices, to the extent practicable, to provide the maximum deductibility for compensation payments.

      The Company's compensation package for its executive officers consists of base salary, annual performance-based incentive compensation, stock option grants, supplemental retirement benefits and, for certain executive officers, other benefits.

Base Salary

      The Committee sets base salary at the minimum level deemed sufficient to attract and retain qualified executives. By restricting the role of base salary in the compensation package, more of an executive's compensation can be paid in the form of incentives which encourage and reward performance. The base salaries of individual executives are set in light of the responsibilities of the position held and the experience of the individual, with a recognition of the Company's requirements for the top executives to perform many varied tasks.

Annual Incentives

      The Company's annual incentive compensation program, the Executive Incentive Compensation Plan (the "Incentive Plan"), is for corporate officers and key employees who can directly influence the Company's financial results. The employees who participate in the Incentive Plan are selected at the beginning of each fiscal year. Awards under the Incentive Plan are based on the achievement of corporate objectives which are established annually in conjunction with adoption of the Company's budget for the next fiscal year. At that time, the Committee sets corporate objectives for the coming fiscal year. For 1996, the performance measure was the Company's earnings before interest and taxes ("EBIT"). No bonus would be paid if an EBIT threshold was not met and the bonus would be increased for performance above the threshold up to a maximum award on a per employee basis.

      The maximum awards for participating employees under the Incentive Plan are recommended by management of the Company subject to approval by the Committee. An award is set at a percentage of either an employee's base salary or a fixed amount. The maximum incentives were paid for 1996 based on the Company's EBIT performance.

      During 1996, the Committee also authorized special incentive payments for certain employees, including the executive officers. These payments were significantly smaller than payments under the Incentive Plan and were to reward management for the Company's strong performance that enhanced stockholder value during 1996.

Long-Term Incentives

      The Company maintains the Stanley Furniture Company, Inc. 1994 Stock Option Plan and the Stanley Furniture Company, Inc. 1992 Stock Option Plan (the "Option Plans") to provide employees with options to acquire Company stock. All options under the Option Plans must be granted at an option exercise price of 100% of the stock's fair market value on the date of a grant.

      In 1996, option grants were made to officers and key employees under the 1994 Option Plan. The grants for the Named Executive Officers are shown above. See "Compensation of Executive Officers - Option Grant Table." In 1996, the Securities and Exchange Commission issued new rules concerning the requirement for exemption of transactions between companies and their insiders from the insider trading liability provisions of federal law. The Committee took the necessary actions to maintain the status of prior grants issued under the Option Plans as qualifying for this exemption.

Other Compensation

         The Company also has a Supplemental Retirement Plan covering designated employees and former employees of the Company, including some executive officers. See "Compensation of Executive Officers -Defined Benefit Pension Plans."

Chief Executive Officer Compensation

         Mr. Prillaman has an employment agreement with the Company which was primarily negotiated between Mr. Prillaman and the Company's majority stockholder. See "Compensation of Executive Officers --Employment Agreements." For 1996, Mr. Prillaman's base salary was maintained at the same level as in the years 1993 to 1995.

      A major portion of Mr. Prillaman's compensation is contingent on the Company's performance. Under his employment contract, Mr. Prillaman is entitled to a graduated bonus amount of his base salary in effect from time to time, contingent upon the achievement of threshold profit objectives established by the Committee at the beginning of each year. Mr. Prillaman's potential bonus for 1996 was maintained at 80% of his base salary. For 1996, Mr. Prillaman received 100% of the allowable bonus. In addition, Mr. Prillaman received a special incentive award of $50,000 based on the strong performance by the Company during 1996. The Committee believes that the incentive payments were justified based on the Company's performance during 1996 and its positioning for future growth. Among other performance indicators, the Company reported record sales and earnings for 1996. Net income increased 131% with a net sales increase of 15.9%. Mr. Prillaman's leadership was a key component in the Company's 1996 sales and earnings performance.

         Mr. Prillaman participates in the Supplemental Retirement Plan and receives estate planning assistance paid by the Company. In addition, the Company has entered into a split-dollar insurance agreement with Mr. Prillaman. See "Compensation of Executive Officers - Employment Agreements."

      Mr. Prillaman has received stock option awards under the Option Plans but did not receive an award in 1996. In 1994, Mr. Prillaman received a Company loan to purchase 50,000 shares of Company stock. In 1996, the Committee approved an amendment to Mr. Prillaman's loan agreement with the Company to forgive the remaining principal amount of this loan over the Company's 1996 through 1998 fiscal years. As amended, the accrued interest plus one-third of the remaining principal amount will be forgiven by the Company each December 31 if Mr. Prillaman is still employed by the Company on that date. The Committee believes that it is important for Mr. Prillaman as Chief Executive Officer to have a meaningful stock interest in the Company to create additional incentives to maximize stockholder value.

      The members of the Compensation Committee are:

           David V. Harkins
           C. Hunter Boll
           Edward J. Mack

PERFORMANCE GRAPH

      The following graph compares cumulative total stockholder return for the Company with a broad performance indicator, the Nasdaq Non-Financial Stock Index, and an industry index, the Wood Household Furniture Index, for the period from November 10, 1992 to December 31, 1996. The Common Stock began trading on the Nasdaq Small-Cap Market on November 10, 1992. In conjunction with a public offering, the Common Stock began trading on The Nasdaq Stock Market on July 1, 1993. In the graph below, the Company's data points for November 10, 1992 and December 31, 1992 represent the average of the bid and ask prices for such days. The Company's data point for June 30, 1993 reflects the public offering price of $8.50 per share. The Company's data points for December 31, 1993, 1994, 1995 and 1996 reflect that day's closing price of the Common Stock on The Nasdaq Stock Market.

                   COMPARISON OF CUMULATIVE TOTAL RETURN (1)
        STANLEY FURNITURE COMPANY, INC., WOOD HOUSEHOLD FURNITURE INDEX,
                        NASDAQ NON-FINANCIAL STOCK INDEX

                                       11/10/92    12/31/92      6/30/93    12/31/93    12/31/94     12/31/95    12/31/96
                                       --------    --------      -------    --------    --------     --------    --------
Stanley Furniture                       100.00      100.00        94.44      148.67      111.11        88.89      220.89
Wood Household Furniture Index (2)      100.00      120.07       125.29      153.70      106.82       133.68      169.33
Nasdaq Non-Financial Stock Index (3)    100.00      111.68       116.06      128.94      123.98       172.78      209.92


(1) The graph shows the cumulative total return on $100 invested on November 10, 1992 in Common Stock or specified index -including reinvestment of dividends.

(2) SIC Code 2511 Wood Household Furniture Index as prepared by Media General Financial Services, Inc. ("Media General"). At February 10, 1997, Media General reported that SIC Code 2511 consisted of: Ameriwood Industries International Corp., Bassett Furniture Industries, Inc., Bush Industries Inc., Chromcraft Revington Inc., DMI Furniture, Inc., Ethan Allen
     Interiors, Furniture Brands International, Ladd Furniture Inc., Masco Corp., O'Sullivan Industrial Holdings, Inc., Pulaski Furniture Corp. and Stanley Furniture Company, Inc.

(3) Nasdaq Non-Financial Stock Index prepared for The Nasdaq Stock Market by the Center for Research in Securities Prices at the University of Chicago.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company is a party to a Management Agreement, pursuant to which the Company's predecessors engaged the Lee Company for the purposes of providing them with substantial consulting services and management advisory services. The services under this Management Agreement have been and will be in the field of financial and strategic corporate planning and such other management areas as the parties mutually agree. These services have included advice concerning strategic corporate planning, potential acquisitions and financial planning. The term of this Agreement began on September 29, 1988 and will expire upon the earlier to occur of (i) the sale of all of the shares of Common Stock beneficially owned by the Lee Company and certain affiliates of the Lee Company or (ii) September 30, 1998. Effective November 18, 1996, the Company pays the Lee Company $180,000 annually in consideration for the services provided by the Lee Company under the Management Agreement. Prior to November 18, 1996, the Company paid an annual fee in the amount of $250,000. Management did not obtain bids from third parties for similar services before the Company entered into the Management Agreement.

         On December 2, 1994, the Compensation Committee awarded Albert L. Prillaman a loan to acquire 50,000 shares under the Company's Executive Loan Plan, and Mr. Prillaman delivered a non-recourse promissory note payable to the Company. The promissory note bears interest at the rate of 7.6% per annum. One tenth of the principal amount plus accrued interest is due each December 31 until 1998 and the remaining principal is due January 2, 1999. Pursuant to this loan under the Executive Loan Plan, the accrued interest plus one tenth of the initial principal amount will be forgiven by the Company each December 31 if Mr. Prillaman is still employed by the Company. In December 1996, the Company amended this loan to provide that one third of the remaining principal amount plus the accrued interest will be forgiven by the Company on December 31 in 1996 through 1998 if Mr. Prillaman is still employed by the Company. The principal amount outstanding under the note delivered by Mr. Prillaman was $400,000 on January 1, 1996 and $266,667 on February 28, 1997. Upon a "change of control" (as defined in the Executive Loan Plan) the entire principal amount plus accrued interest is forgiven. The Company has agreed to reimburse Mr. Prillaman for income taxes payable as a result of the forgiveness of interest and principal on the loan amount.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 28, 1997, by each stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director, by each of the Named Executive Officers and by all directors and executive officers as a group:


                                                       Amount and Nature          Percent of
                   Name                             of Beneficial Ownership         Class
                   ----                             -----------------------         -----
ML-Lee Acquisition Fund, L.P.(a)                             1,528,781(b)           33.3%
Brinson Partners, Inc. (c)                                     476,381(c)           10.4%
FMR Corp. (d)                                                  433,300(d)            9.4%
Albert L. Prillaman(e)                                         263,576(f)            5.5%
Bobby I. Hodges(e)                                              43,916(g)            (h)
C. William Cubberley, Jr.(e)                                    37,511(i)            (h)
Douglas I. Payne(e)                                             23,862(j)            (h)
William A. Sibbick(e)                                           16,003(l)            (h)
David V. Harkins(k)                                              2,028(b)(m)         (h)
C. Hunter Boll(k)                                                1,215(b)(n)         (h)
Edward J. Mack(e)                                                3,116               (h)
All directors and executive officers as a group
    (10 persons)                                               413,108(b)(o)         8.4%

------------------------
(a) The business address for such beneficial owner is c/o Merrill Lynch Investment Banking Group, World Financial Center, South Tower, New York, New York 10080-6123.

(b) In addition, the Lee Fund II owns an aggregate of 23,779 shares (0.52%) of the Common Stock. Each of THL Advisors I (with respect to the Lee
         Fund), THL Advisors II (with respect to the Lee Fund II), Thomas H. Lee, as Trustee of THL Advisors I and THL Advisors II and an individual general partner of the Lee Fund and the Lee Fund II, David V. Harkins, as Senior Vice President and Trustee of THL Advisors I and Senior Vice President of Mezzanine II, and C. Hunter Boll, as Vice President of THL Advisors I and Mezzanine II, may be deemed to be beneficial owners of the 1,528,781 and 23,779 shares held by the Lee Fund and the Lee Fund II, respectively. Each of THL Advisors I, THL Advisors II, Mr. Lee, Mr. Harkins and Mr. Boll disclaim beneficial ownership of such shares. A limited partnership controlled by Thomas H. Lee is also the sole beneficiary of the 1989 Thomas H. Lee Nominee Trust (the "Trust") which holds 17,376 (0.38%) shares of the Common Stock.

(c) The information with respect to Brinson Partners, Inc. ("BPI") is based upon the Schedule 13G dated February 14, 1997 filed by BPI together with Brinson Trust Company ("BTC"), Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBCUSA") and Swiss Bank Corporation ("SBC"). The
         Schedule 13G indicates that BPI, BHI, SBCUSA and SBC share voting and dispositive power with respect to the reported shares and that BTC, a wholly-owned subsidiary of BPI, shares voting and dispositive power with respect to 132,080 of such shares. BPI is a wholly-owned subsidiary of BHI. BHI is a wholly-owned subsidiary of SBCUSA, which is a wholly-owned subsidiary of SBC. The principal business address of BPI, BTC and BHI is 209 South LaSalle, Chicago, Illinois 60604. The principal business address of SBCUSA is 222 Broadway, New York, New York 10038. The principal business address of SBC is Aeschenplatz 6CH-4002, Basel, Switzerland.

(d) The information concerning the shares beneficially owned by FMR Corp. is based upon the Schedule 13G dated February 14, 1997 filed by FMR Corp. together with Edward C. Johnson 3d, Chairman of FMR Corp.,
         Abigail P. Johnson, a Director of FMR Corp., Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., and Fidelity Low-Priced Stock Fund (the "Fund"). Fidelity is the beneficial owner of 250,000 shares of Common Stock as a result of acting as investment advisor to the Fund. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Fund each has sole power to dispose of the 250,000 shares owned by the Fund. Neither

         Edward C. Johnson 3d nor FMR Corp. has sole power to vote or direct the voting of the shares owned by the Fund, which power resides with the Board of Trustees of the Fund. Fidelity Management Trust Company is the beneficial owner of 183,300 shares of Common Stock as a result of serving as investment advisor of the institutional account(s). Edward
         C. Johnson 3d and FMR Corp., through its control of Fidelity, each has sole power to dispose of, but no power to vote or direct the voting of, the 183,300 shares owned by the institutional account(s). The principal business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(e) The business address for such persons is c/o Stanley Furniture Company, Inc., 1641 Fairystone Park Highway, Stanleytown, Virginia 24168.

(f) Includes 204,679 shares which could be acquired through exercise of stock options and pursuant to Executive Loan Plan.

(g) Includes 32,705 shares which could be acquired through exercise of stock options.

(h)      Less than 1%.

(i) Includes 32,998 shares which could be acquired through exercise of stock options.

(j) Includes 22,497 shares which could be acquired through exercise of stock options.

(k) The business address for such persons is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109.

(l) Represents 16,003 shares which could be acquired through exercise of stock options.

(m) Includes 1,290 shares Mr. Harkins may receive in respect of shares of Common Stock he presently has a right to purchase from the Trust.

(n) Includes 774 shares Mr. Boll may receive in respect of shares of Common Stock he presently has a right to purchase from the Trust.

(o) Includes 328,134 shares which could be acquired through exercise of stock options and pursuant to Executive Loan Plan.


                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors selected the firm of Coopers & Lybrand L.L.P. as independent public accountants for the Company for 1997, subject to ratification by the stockholders. Action by stockholders is not required by law in the selection of independent public accountants, but their selection is submitted by the Board in order to give the stockholders an opportunity to ratify the Board's selection. If the stockholders do not ratify the selection of Coopers & Lybrand L.L.P., the Board of Directors will reconsider the selection of independent public accountants. Unless otherwise specified, shares represented by proxies will be voted for the ratification of the selection of Coopers & Lybrand L.L.P., as independent public accountants for 1997.

         Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                                 OTHER BUSINESS

         Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.


                             ADDITIONAL INFORMATION


         Voting Procedures. Votes will be tabulated by one or more Inspectors of Elections. Except for the election of directors, approval of the matters to be considered at the meeting will require the affirmative vote of the holders of at least a majority of the shares of outstanding Common Stock represented at the meeting, unless otherwise indicated. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. With respect to the election of directors, the two nominees in the case of the class which term ends in 2000 and the one nominee in the case of the class which term ends in 1999 receiving the greatest number of votes cast for the election of directors will be elected.

         A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote on a matter will count toward a quorum. "Broker non-votes" will not count toward a quorum and will not be voted on any matter to be considered at the meeting.

         Stockholder Proposals for 1998 Annual Meeting. Any stockholder desiring to present a proposal to the stockholders at the 1998 Annual Meeting and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit such to the Secretary of the Company so that it is received at the Company's principal executive offices on or before November 11, 1997. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations.


                              By Order of the Board of Directors,

                              Douglas I. Payne
                              Secretary



March 11, 1997

REVOCABLE PROXY
                         STANLEY FURNITURE COMPANY, INC.

                 Annual Meeting of Stockholders - April 24, 1997
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Douglas I. Payne and David W. Robertson and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Stanley Furniture Company, Inc. (the "Company") held of record by the undersigned on February 28, 1997, at the Annual Meeting of Stockholders to be held April 24, 1997, and at any adjournment thereof.

(1) ELECTION OF DIRECTORS FOR THREE-YEAR TERM ENDING 2000

( ) FOR all nominees listed below (except as indicated     ( ) WITHHOLD AUTHORITY to vote for all nominees listed below otherwise below)

NOMINEES:     David V. Harkins and Albert L. Prillaman

INSTRUCTIONS:  To withhold authority to vote for any individual  nominee,  write such nominee's name in the space provided below.


-------------------------------------------------------------------------------

(2) ELECTION OF DIRECTOR FOR TWO-YEAR TERM ENDING 1999

( ) FOR nominee listed below   ( ) WITHHOLD AUTHORITY to vote for nominee listed below

NOMINEE:      T. Scott McIlhenny, Jr.

(3) Ratification of the selection of Coopers & Lybrand L.L.P. as independent public accountants of the Company for 1997.

         ( ) FOR         ( ) AGAINST         ( ) ABSTAIN

(4) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

    All as more particularly described in the Company's Proxy Statement for the Annual Meeting of Stockholders to be held on April 24, 1997, receipt of which is hereby acknowledged.

                          (Continued and to be dated and signed on reverse side)

                          (continued from reverse side)

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1), (2), AND (3), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

   The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.


                                        Please  date  this  Proxy  Card and sign
                                        your name exactly as it appears  hereon.
                                        Where there is more than one owner, each
                                        should   sign.   When   signing   as  an
                                        attorney,    administrator,    executor,
                                        guardian  or  trustee,  please  add your
                                        title  as  such.   If   executed   by  a
                                        corporation,  this Proxy Card  should be
                                        signed by a duly authorized  officer. If
                                        executed by a  partnership,  please sign
                                        in   partnership   name  by   authorized
                                        persons.

                                        Dated ___________________________, 1997.

                                        ----------------------------------------

                                        ----------------------------------------

                                        Please  promptly  mark,  sign,  and mail
                                        this   Proxy   Card   in  the   enclosed
                                        envelope. No postage is required.